                                                                   EXHIBIT 11.1

                     COMPUTATION OF SHARES USED IN COMPUTING
                           NET INCOME (LOSS) PER SHARE




                                                                              Year Ended December 31,
                                                          ---------------------------------------------------------------
                                                             1995                       1996                      1997
                                                          -----------               -----------                ----------
Common shares, beginning of period                         9,362,366                  9,370,612                17,068,398
Common stock equivalents                                           0                  1,395,068                 1,476,472
SAB shares (1)                                               159,350                    196,418                   208,513
Treasury stock buyback                                        (6,374)                  (175,618)                 (530,991)
Weighted average shares issued                                 4,112                  3,913,432                   358,670
                                                           ==========                ===========               ===========
                                                           9,519,454                 14,699,912                18,581,062
                                                           ==========                ===========               ===========




(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock equivalents (common stock, stock options) one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.